EXHIBIT 99

CHAMPION PARTS, INC.
AUDIT COMMITTEE CHARTER

That the duties of the Audit Committee shall be to:

1.

appoint the independent public accountants for the annual audit and related work, including review of quarterly financial statements;

2.

determine the scope of the audit and related work, the compensation of the independent auditor and enter into a retention agreement with the independent auditor;

3.

approve all non-auditing services performed for the Corporation by the independent auditor;

4.

consider the results of the independent auditor’s review of internal accounting controls and suggestions for improvements;

5.

discuss matters of concern to the independent auditor resulting from its audit and other services;

6.

consider changes in accounting principles;

7.

review the Corporation’s financial statements prior to filing with the SEC;

8.

resolve disagreements between management and the independent auditor; and

9.

establish procedures for the treatment of complaints regarding accounting matters, including complaints concerning auditing, internal control and accounting procedures; and establish procedures for the confidential, anonymous submission by employees of any such complaints and for the receipt, retention and treatment of complaints.